EXHIBIT 99.1

ROSETTA NOTIFIES COURT OF INTENT TO MOVE FOR
SUMMARY JUDGMENT ON CALPINE’S CLAIMS

HOUSTON, July 7, 2008 -- Rosetta Resources Inc. (“Rosetta”) (Nasdaq:ROSE), an independent oil-and-gas company, announced today that in accordance with local court rules, it has filed a letter with the Bankruptcy Court in New York setting forth the legal deficiencies in Calpine Corporation’s claims and requesting the required conference with the Court prior to filing a motion for summary judgment in Rosetta’s favor as to all claims by Calpine Corporation.

Although Rosetta continues to vigorously prepare its defense on the merits to Calpine’s specious claims, Rosetta is seeking dismissal of the action given that the uncontradicted evidence respecting the transaction by which Rosetta acquired the oil and gas business conducted by Calpine Corporation’s subsidiaries establishes that Calpine Corporation did not transfer any property to Rosetta and is legally prohibited from challenging transfers made to Rosetta by Calpine subsidiaries Calpine Fuels Corporation and Calpine Gas Holdings LLC.

In its letter to the Bankruptcy Court, Rosetta sets forth three main legal arguments as to why the Court should enter judgment in favor of Rosetta on each of Calpine’s claims:

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Calpine’s claims legally fail because the lawsuit was filed solely in the name and on behalf of Calpine Corporation, which, under the transaction structured by Calpine’s outside professionals, never transferred or conveyed any of the oil and gas business to Rosetta Resources Inc., the only defendant named in the suit.  Rather, Calpine Fuels and Calpine Gas Holdings, both subsidiaries of Calpine Corporation and separate legal entities, conveyed to Rosetta their ownership interests in the even-further remote subsidiaries that held the assets and personnel comprising the oil and gas business;

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Calpine’s claims are also legally barred because the oil and gas properties actually owned by Calpine Corporation were never transferred to Rosetta Resources Inc.  Instead, Calpine Corporation contributed its properties to these even-further remote subsidiaries of Calpine Corporation’s wholly-owned Calpine Gas Holdings. These subsidiaries, together with subsidiaries of Calpine Fuels, were subsequently transferred to Rosetta Resources Inc.  Calpine Corporation’s complaint ignores the specific seller entities involved in the transaction and other key critical facts and, as such, Calpine is completely incapable of demonstrating in its lawsuit that Rosetta Resources Inc. itself received any asset or property that Calpine Corporation owned or held; and

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Calpine Corporation’s claims also should be denied in their entirety because certain safe-harbor provisions of the Bankruptcy Code exempt certain “settlement payments” made pursuant to a securities contract from fraudulent transfer claims, including the transfers challenged by Calpine Corporation in this litigation, given Rosetta Resources Inc.’s status as a  “financial participant” as defined by the Bankruptcy Code.

In addition, Rosetta also informed the Court it would be filing a motion to disqualify PA Consulting, the professionals who had advised Calpine during its bankruptcy and whose Todd Filsinger is currently serving as Calpine’s Interim Chief Operating Officer, for violation of the applicable ethical rules.  In the lawsuit, PA Consulting, which maintains a nearly singular focus on the power industry, was rendering opinions regarding the valuation of the oil and gas Exploration & Production business Calpine’s subsidiaries conveyed.  Due to the discretionary bonus that Calpine promised PA Consulting for Mr. Filsinger’s services, PA Consulting has a vested interest in ensuring a successful outcome in this lawsuit in violation of New York’s ethical rules.

Randy Limbacher, President and CEO of Rosetta stated, “While Rosetta has completed a number of depositions and has received the opinions of Calpine’s retained experts and has found nothing to change its view that the Calpine lawsuit is frivolous, the legal defects in Calpine Corporation’s claims described in Rosetta’s letter to the Court demonstrate dramatically how the true facts differ from those alleged by Calpine in its complaint, not just in how the transfer occurred, but in claiming that Calpine did not receive fair value in the transaction.  Nevertheless, until this lawsuit is dismissed, we will continue to fully protect Rosetta’s and its shareholders’ interests by vigorously defending against what Rosetta truly believes are frivolous claims by Calpine arising out of a transaction that Calpine’s board and an extensive group of professionals thoroughly vetted, reviewed, and approved.”

About Rosetta
Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit http://www.rosettaresources.com.

The Rosetta Resources Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3139.

Forward-Looking Statements
All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Investor Contact:

Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com